Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2014 Long-Term Incentive Plan, as amended, of James River Group Holdings, Ltd. of our report dated March 1, 2022, with respect to the consolidated financial statements and schedules of James River Group Holdings, Ltd., and the effectiveness of internal control over financial reporting of James River Group Holdings, Ltd., included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Charlotte, North Carolina
November 2, 2022